SEI Investments Company Insider Trading Policy.

SEI Investment Company

Updated: August 8, 2024

All SEI Employees are required to refrain from investing in Securities based on material nonpublic inside information.

This policy is based on the U.S. federal securities laws that prohibit any person from:

- trading on the basis of material, nonpublic information; tipping such information to others;
- recommending the purchase or sale of securities on the basis of such information; assisting someone who is engaged in any of the above activities; and
- trading a security, which is the subject of an actual or impending tender offer when in possession of material nonpublic information relating to the offer.

This includes any confidential information that may be obtained by all employees, regarding the advisability of purchasing or selling specific securities for any Investment Vehicles or on behalf of clients. Additionally, this policy includes any confidential information that may be obtained about SEI Investments Company or any of its affiliated entities. This Section outlines basic definitions and provides guidance to Employees with respect to this Policy.

What is "Material" Information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, if disclosing certain information will have a substantial effect on the price of a company's securities, or on the perceived value of the company or of a controlling interest in the company, the information is material, but information may be material even if it does not have any immediate direct effect on price or value. There is no simple "bright line" test to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, any question as to whether information is material should be directed to any SEI designated Compliance officer.

What is "Nonpublic" Information?

Information about a publicly traded security or issuer is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Information about securities that are not publicly traded, or about the issuers of such securities, is not ordinarily disseminated broadly to the public. However, for purposes of this Policy, such private information may be considered "public" private information to the extent that the information has been disclosed generally to the issuer's security holders and creditors. For example, information contained in a private placement memorandum to potential investors may be considered "public" private information with respect to

the class of persons who received the memorandum, but may still be considered "nonpublic" information with respect to creditors who were not entitled to receive the memorandum. As another example, a controlling shareholder may have access to internal projections that are not disclosed to minority shareholders; such information would be considered "nonpublic" information.

Who Is an Insider?

Unlawful insider trading occurs when a person, who is considered an insider, with a duty not to take advantage of material nonpublic information violates that duty. Whether a duty exists is a complex legal question. This portion of the Policy is intended to provide an overview only, and should not be read as an exhaustive discussion of ways in which persons may become subject to insider trading prohibitions.

Insiders of a company include its officers, directors (or partners), and employees, and may also include a controlling shareholder or other controlling person. A person who has access to information about the company because of some special position of trust or has some other confidential relationship with a company is considered a temporary insider of that company. Investment advisers, lawyers, auditors, financial institutions, and certain consultants and all of their officers, directors or partners, and employees are all likely to be temporary insiders of their clients.

Officers, directors or partners, and employees of a controlling shareholder may be temporary insiders of the controlled company, or may otherwise be subject to a duty not to take advantage of inside information.

What is Misappropriation?

Misappropriation usually occurs when a person acquires inside information about Company A in violation of a duty owed to Company B. For example, an employee of Company B may know that Company B is negotiating a merger with Company A; the employee has material nonpublic information about Company A and must not trade in Company A's shares.

For another example, Employees who, because of their association with SEI, receive inside information as to the identity of the companies being considered for investment by SEI Investment Vehicles or by other clients, have a duty not to take advantage of that information and must refrain from trading in the securities of those companies.

What is Tipping?

Tipping is passing along inside information; the recipient of a tip (the "tippee") becomes subject to a duty not to trade while in possession of that information. A tip occurs when an insider or misappropriator (the "tipper") discloses inside information to another person, who knows or should know that the tipper was breaching a duty by disclosing the information and that the tipper was providing the information for an improper purpose. Both tippees and tippers are subject to liability for insider trading.

Identifying Inside Information

Before executing any securities transaction for your personal account or for others, you must consider and determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you must take the following steps:

1. Report the information and proposed trade immediately to the designated Compliance Officer;
2. Do not purchase or sell the securities on behalf of yourself or others; and
3. Do not communicate the information inside or outside SEI, other than to the designated Compliance Officer.

These prohibitions remain in effect until the information becomes public.

Employees managing the work of consultants and temporary employees who have access to material nonpublic information are responsible for ensuring that consultants and temporary employees are aware of this Policy and the consequences of non-compliance.

Trading in SEI Investments Company Securities- All SEI Employees

This Policy applies to All SEI employees with respect to trading in the securities of SEI Investments Company, including shares held directly or indirectly in the Company's 401(k) plan. Employees, particularly "officers" (as defined in Rule 16(a)-1(f) in the Securities Exchange Act of 1934, as amended), of the company should be aware of their fiduciary duties to SEI and should be sensitive to the appearance of impropriety with respect to any of their personal transactions in SEI's publicly traded securities. Thus, the following restrictions apply to all transactions in SEI's publicly traded securities occurring in an employee's Account and in all other accounts in which the employee benefits directly or indirectly, or over which the employee exercises investment discretion.

Major Events - All Employees who have knowledge of any SEI events or developments that may have a "material" impact on SEI's stock that have not been publicly announced are prohibited from buying or selling SEI's publicly traded securities before such announcements. (See definition of "material information" contained in III. A. above.) Short Selling and Derivatives Trading Prohibition – All Employees are prohibited from engaging in short sales and options trading of SEI's common stock.

Trading Policies and Procedures for SEI Directors and Officers

Mandatory Pre-clearance for SEI Stock – All Directors and Officers of SEI and any other persons designated by the SEI General Counsel as being subject to SEI's pre-clearance requirement, together with their family members, may not engage in any transaction involving the Company's securities (including a stock plan transaction such as an option exercise, a gift, a loan or pledge or hedge, a contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transactions from SEI's designated Pre-Clearance Officer. A request for pre-clearance should be submitted to the Officer at least five days in advance of the proposed transaction. The SEI Pre-Clearance Officer will then determine whether the transactions may proceed and, if so, assist in complying with the reporting requirements. Sales of SEI securities by a director or officer or certain family members or entities related to any of them may require a filing with the Securities and Exchange Commission on a Form 3, 4 or 5. While the accurate and timely filing of these forms is the responsibility of the officer or director, SEI's legal department will provide such assistance as the director or officer requests.

Blackout Period on SEI Stock – Directors and Officers are prohibited from buying or selling SEI's publicly traded securities during "blackout periods," which for any quarterly or annual financial period, begins at the close of the prior quarter and ends after SEI publicly announces the financial results for that quarterly or annual period.

All securities trading during these black-out periods may only be conducted with the approval of SEI's General Counsel or the Chief Financial Officer. In no event may securities trading in SEI's stock be conducted while a Director or Officer of the company is in possession of material nonpublic information regarding SEI.

Short Swing Profits – Directors and Officers may not profit from the purchase and sale or sale and purchase of SEI's securities within 6 months of acquiring or disposing of Beneficial Ownership of that Security.

Violations of the Insider Trading Policy

Unlawful trading of securities while in possession of material nonpublic information, or improperly communicating that information to others, is a violation of the federal securities laws and may expose violators to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall or loss avoided, and an order permanently enjoining violators from such activities. Violators may be sued by investors seeking to recover damages for insider trading violations. In addition, violations by an employee of SEI may expose SEI to liability. SEI views seriously any violation of this Policy, even if the conduct does not, by itself, constitute a violation of the federal securities laws. Violations of this Policy constitute grounds for disciplinary sanctions, including dismissal.